UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 8, 2014

(Date of earliest event reported)

MusclePharm Corporation

(Exact name of registrant as specified in its charter)

NEVADA	000-53166	77-0664193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4721 Ironton Street, Building A

Denver, Colorado 80239

(Address of principal executive offices) (Zip Code)

(303) 396-6100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

 EXPLANATORY NOTE

This amendment on Form 8-K/A (the “Amendment”) amends the Current Report for MusclePharm Corporation (the “Company”) on Form 8-K, as initially filed with the Securities and Exchange Commission (the “SEC”) on April 14, 2014 (the “Original Report”). The purpose of this Amendment is to correct a typographical error in the Original Report. This Amendment is an amendment and restatement of the Original Report, in its entirety in order to provide a complete presentation.

Item 1.01. Entry into a Material Definitive Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 8, 2014, Mr. L Gary Davis submitted his resignation to MusclePharm Corporation, a Nevada corporation ("MusclePharm" or the “Company”) as the Company’s Chief Financial Officer, effective April 15, 2014, and as an employee of the Company entirely, effective December 31, 2014. Mr. Davis’ resignation was for personal reasons and not as a result of any disagreements between him and the Company with respect to the Company’s operations, policies or practices.

Also on April 8, 2014, Mr. Davis and the Company entered into a Separation and Release of Claims Agreement (attached hereto as Exhibit 10.1) pursuant to which Mr. Davis resigned his position as the Company’s Chief Financial Officer, to be effective April 15, 2014 (the “Effective Date”). Mr. Davis will continue to be employed by the Company in a special projects role until December 31, 2014; however, beginning on the Effective Date he will no longer be a named executive officer, including for purposes of the Securities Exchange Act of 1934, as amended.

On April 10, 2014, Donald Prosser resigned from his position serving as a member of the Company’s Board of Directors, effective April 16, 2014. Mr. Prosser’s resignation from the Board of Directors was not as a result of any disagreements between him and the Company with respect to the Company’s operations, policies or practices.

Also on April 10, 2014, Mr. Prosser was appointed to serve as the Company’s Chief Financial Officer and Principal Accounting Officer, effective April 16, 2014. It is anticipated that Mr. Prosser will enter into an employment agreement (the “Prosser Agreement”) with the Company, of an initial term of one year, which may be renewed by the mutual agreement of the Company and Mr. Prosser for additional terms. Pursuant to the Prosser Agreement it is anticipated Mr. Prosser will (i) receive as compensation a base salary of $275,000 per annum, and (ii) be eligible to receive a cash bonus in 2014, of up to $225,000. Mr. Prosser will also receive, conditioned upon receiving approval of the Company’s Board of directors, an initial grant of 100,000 shares of the Company’s restricted common stock, which shall vest as follows: 20% as of December 31, 2014, and the remainder on December 31, 2016.

Mr. Prosser has served as a director on our Board of Directors since July 2012 and has been the principal financial officer of Arête Industries, Inc. since January 2011 and a director of Arête since September, 2003. Arête is a voluntary filer with the SEC under the Securities Exchange Act of 1934. Mr. Prosser owns a certified public accounting firm, Donald W. Prosser, P.C., specializing in tax services and accounting and has represented a number of private and public companies serving in the capacity of accountant, member of boards of directors, and as chief financial officer. From 1997 to 1999, Mr. Prosser served as Chief Financial Officer and Director for Chartwell International, Inc., a public company publishing high school athletic information and providing athletic recruiting services. From 1999 to 2000, he served as Chief Financial Officer and Director for Anything Internet, Inc. and from 2000 to 2001, served as Chief Financial Officer and Director for its successor, Inform Worldwide Holdings, Inc., a publicly traded company. From November 2002 through June 2008, Mr. Prosser served as CFO of VCG Holding Corp., a public company. From July 2008 through August 2009 Mr. Prosser was contract Chief Financial Officer of Iptimize, Inc., a provider of broadband and data services that filed a petition under federal bankruptcy laws in October 2009. He also has served on the Board of Directors of Veracity Management Global, Inc., a publicly traded company, since January, 2008. Mr. Prosser has been a certified public accountant since 1977. Mr. Prosser attended the University of Colorado from 1970 to 1971 and Western State College of Colorado from 1972 to 1975, where he earned a Bachelor’s Degree in Accounting and History (1973) and a Master’s Degree in Accounting – Income Taxation (1975).

Also on April 10, 2014, Bradley Pyatt resigned his position serving as President of the Company, effective April 16, 2014, but will continue to serve as the Company’s Chief Executive Officer and Chairman of its Board of Directors. Concurrently, Richard Estalella was appointed to serve as the Company’s President, effective April 16, 2014.

It is anticipated that Mr. Estalella’s employment contract will be extended until December 31, 2018. Mr. Estalella’s base salary will be increased to $300,000 per annum and he will be eligible to receive a cash bonus of up to $325,000 in 2014. Mr. Estalella will also receive, conditioned upon receiving approval of the Company’s Board of directors, a grant of 250,000 shares of the Company’s restricted common stock, which shall vest as in increments of 20% per annum over the term of his employment contract.

Item 9.01.                      Financial Statements and Exhibits.

(d)           The following are filed as exhibits to this report on Form 8-K.

Exhibit No.	Description
10.1*	Separation and Release of Claims Agreement, dated April 8, 2014, between MusclePharm Corporation and L. Gary Davis.
17.1*	Letter of Resignation from position on Board of Directors of Donald Prosser
99.1*	MusclePharm Corporation Press Release dated April 14, 2014

*Incorporated by reference to the Current Report on Form 8-K, filed with the SEC on April 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUSCLEPHARM CORPORATION
Dated: April 15, 2014
	By:	/s/ Brad J. Pyatt
	Name:	Brad J. Pyatt
	Title:	Chief Executive Officer and President